FORM 5
        U.S. SECURITIES AND EXCHANGE COMMISSION     _____________________
                WASHINGTON, D.C.  20549            |    OMB APPROVAL     |
                 ANNUAL STATEMENT OF               |_____________________|
           CHANGES IN BENEFICIAL OWNERSHIP         |OMB NUMBER: 3235-0362|
                                                   |EXPIRES:             |
                                                   | PENDING             |
        Filed pursuant to Section 16(a) of the     |ESTIMATED AVERAGE    |
          Securities Exchange Act of 1934,         |BURDEN HOURS         |
         Section 17(a) of the Public Utility       |PER RESPONSE......1.0|
            Holding Company Act of 1935            |_____________________|
        or Section 30(f) of the Investment
               Company Act of 1940


/__/ Check this box if no longer subject to
     Section 16.  Form 4 or Form 5 obligations may
     continue.  See Instructions 1(b).

/__/ Form 3 Holdings Reported

/__/ Form 4 Transaction Reported


----------------------------------------------------------------------------
1. Name and Address of Reporting Person

        ODMAN                     MATS
----------------------------------------------------------------------------
       (Last)                       (First)                    (Middle)

        KLARABERGSVIADUKTEN 70,     BOX 70381
----------------------------------------------------------------------------
                                    (Street)

        STOCKHOLM                    SWEDEN                    SE 107 24
----------------------------------------------------------------------------
       (City)                       (State)                    (Zip)

----------------------------------------------------------------------------
2. Issuer Name and Ticker or Trading Symbol

        AUTOLIV, INC. (ALV)
----------------------------------------------------------------------------
3. IRS or Social Security Number of Reporting Person, if an entity (Voluntary)

----------------------------------------------------------------------------
4. Statement for Month/Year

        12/01
----------------------------------------------------------------------------
5. If amendment, Date of Original (Month/Year)

----------------------------------------------------------------------------
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ___ Director                               ___ 10% Owner
   _______ Officer (give title below)         _X_ Other (specify below)
----------------------------------------------------------------------------
                      _Director of Investor Relations


-----------------------------------------------------------------------------
7. Individual or Joint/Group Reporting (check applicable line)
   [x]Form Filed by One Reporting Person
   ___Form Filed by More than one Reporting Person



============================================================================
Table I - Non-Derivative Securities Acquired, Disposed of, or
          Beneficially Owned
----------------------------------------------------------------------------
1. Title of Security (Instr. 3)

----------------------------------------------------------------------------
2. Transaction Date (Month/Day/Year)

----------------------------------------------------------------------------
3. Transaction Code (Instr. 8)

----------------------------------------------------------------------------
4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

    ----------------            -----------------          -----------------
         Amount                     (A) or (D)                    Price
----------------------------------------------------------------------------
5. Amount of Securities Beneficially Owned at end of Issuer's Fiscal Year (Instr. 3 and 4)

----------------------------------------------------------------------------
6. Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

----------------------------------------------------------------------------
7. Nature of Indirect Beneficial Ownership (Instr. 4)

----------------------------------------------------------------------------

[TYPE ENTRIES HERE]





============================================================================
TABLE II - Derivative Securities, Acquired, Disposed of, or Beneficially
           Owned (e.g., puts, calls, warrants, options, convertible
           securities)
----------------------------------------------------------------------------
1. Title of Derivative Security (Instr. 3)

----------------------------------------------------------------------------
2. Conversion of Exercise Price of Derivative Security

----------------------------------------------------------------------------
3. Transaction Date (Month/Day/Year)

----------------------------------------------------------------------------
4. Transaction Code (Instr. 8)

----------------------------------------------------------------------------
5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

        ------------------                        ------------------
               (A)                                        (D)
----------------------------------------------------------------------------
6. Date Exercisable and Expiration Date (Month/Day/Year)

       -----------------------               ---------------------------
           Date Exercisable                        Expiration Date
----------------------------------------------------------------------------
7. Title and Amount of Underlying Securities (Instr. 3 and 4)

    -------------------------------        -------------------------------
               Title                         Amount or Number of Shares
----------------------------------------------------------------------------
8. Price of Derivative Security (Instr. 4)

----------------------------------------------------------------------------
9. Number of Derivative Securities Beneficially Owned at End of Year
   (Instr. 4)

----------------------------------------------------------------------------
10. Ownership of Derivative Security: Direct (D) or Indirect (I) (Instr. 4)

----------------------------------------------------------------------------
11. Nature of Indirect Beneficial Ownership (Instr. 4)

----------------------------------------------------------------------------
[TYPE ENTRIES HERE]

---------------- -------------- -------- ------------- -------------------------- ----------------------------- ---------- ------
1.               3.             4.       5.            6.                         7.                            9.         10.
---------------- -------------- -------- ------------- -------------------------- ----------------------------- ---------- ------
Options          06/18/01       A(1)     (A)3,535      06/18/02    06/18/11       Common Stock(3)      3,535    10,635(4)  D
---------------- -------------- -------- ------------- -------------------------- ----------------------------- ---------- ------
Options          06/18/01       A(2)     (A)7,100      06/18/02    06/18/11       Common Stock(3)      7,100    10,635(4)  D
---------------- -------------- -------- ------------- -------------------------- ----------------------------- ---------- ------

   ----------------------------------------------------------------------------

   EXPLANATION OF RESPONSES:

(1) The options were issued pursuant to the commitments assumed on December 15, 2000, in connection with the cancellation of previously issued options. The options issued on June 18, 2001 represent 20% of the number of options canceled on December 15, 2000.

(2)      The options were issued pursuant to the 1997 Stock Incentive Plan.

(3)      Common Stock, par value $1 per share.

(4)      This number does not include other derivative securities
         (Restricted Stock Units) previously issued and reported.


       /S/ Mats Odman                                  2/12/02
  ----------------------------------               -----------------
   **  SIGNATURE OF REPORTING PERSON                     DATE



-----------------------------

** Intentional misstatements or omissions of facts constitutE Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78FF(A).

  NOTE: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure

  Potential persons who are to respond to the collection of information contained in this form are nor required to respond unless the form displays a currently valid OMB number.
=============================================================================